Exhibit 99.1

HARLEY-DAVIDSON REPORTS SECOND QUARTER 2015 EARNINGS
Revenue, Earnings and Motorcycle Shipments in Line with Company Expectations
MILWAUKEE, July 21, 2015 - Harley-Davidson, Inc. (NYSE: HOG) second-quarter 2015 diluted earnings per share were $1.44 compared to EPS of $1.62 in the year-ago period. Second-quarter net income was $299.8 million on consolidated revenue of $1.82 billion compared to net income of $354.2 million on consolidated revenue of $2.00 billion in the year-ago period. Second-quarter results are in line with company expectations following Harley-Davidson’s decision in April to lower motorcycle shipments from initial projections for 2015 in light of currency-driven competitive pressures in the U.S. and the company’s commitment to manage supply in line with demand.
Dealer new motorcycle sales were down 1.4 percent worldwide for the second quarter compared to the year-ago period, but gained momentum as the quarter progressed.
“In the face of a tough competitive environment, driven mostly by currency and greater competitive activity, we are leveraging our many strengths and meeting the challenge head on,” said Matt Levatich, President and Chief Executive Officer, Harley-Davidson, Inc. “Our actions during the quarter have had a positive impact. We are encouraged by the momentum at retail as the quarter progressed, both in the U.S. and internationally.”
“We are confident in the strength of our business and the strategies we have in place to maintain our industry leadership and grow our business over the long term,” said Levatich. “Our singular focus on the customer through unrivaled products, unique experiences and our expanding dealer network is the bedrock we are building on to continue to grow our reach and impact with customers across the globe.”

Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 88,931 new Harley-Davidson® motorcycles in the second quarter of 2015 compared to 90,218 motorcycles in the year-ago quarter. In the U.S., dealers sold 57,790 new Harley-Davidson motorcycles in the quarter compared to sales of 58,225 motorcycles in the year-ago period.

In international markets, dealers sold 31,141 new Harley-Davidson motorcycles during the second quarter compared to 31,993 motorcycles in the year-ago period, with sales up 16.6 percent in the Asia Pacific region and down 8.9 percent in the EMEA region, 2.6 percent in the Latin America region and 9.9 percent in Canada.
Harley-Davidson Motorcycles and Related Products Segment Results
Operating income from motorcycles and related products (the “motorcycles segment”) decreased 19.6 percent to $380.6 million during the quarter compared to operating income of $473.3 million in the year-ago period. Operating income in the quarter was impacted primarily by lower motorcycle shipments and unfavorable foreign currency exchange.

Second-quarter revenue from motorcycles decreased 11.6 percent to $1.31 billion compared to revenue of $1.48 billion in the year-ago period. The company shipped 85,172 motorcycles to dealers and distributors worldwide during the quarter compared to shipments of 92,217 motorcycles in the year-ago period, in line with guidance.

Revenue from motorcycle parts and accessories was $256.8 million during the quarter, down 5.4 percent, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $77.5 million, up 1.5 percent compared to the year-ago period.
Gross margin was 39.2 percent in the second quarter of 2015 compared to 39.5 percent in the second quarter of 2014. Second-quarter operating margin for the motorcycles segment was 23.1 percent compared to operating margin of 25.8 percent in last year’s second quarter.
Six-Month Results
Through six months, Harley-Davidson 2015 net income was $569.7 million on consolidated revenue of $3.50 billion compared to six-month 2014 net income of $620.1 million on consolidated revenue of $3.73 billion. Six-month 2015 diluted earnings per share were $2.71, down 3.9 percent from EPS of $2.82 in the year-ago period.

Year-to-date in 2015, dealers sold 145,592 new Harley-Davidson motorcycles worldwide compared to 147,633 motorcycles in the year-ago period, with retail unit sales down 0.7 percent in the U.S., up 7.8 percent in the Asia Pacific region, and down 7.7 percent in the EMEA region, 1.2 percent in the Latin America region and 4.8 percent in Canada compared to the year-ago period.

Through six months, the company shipped 164,761 motorcycles to dealers and distributors worldwide, a 4.7 percent decrease compared to the year-ago period. Six-month revenue from motorcycles was down 8.0 percent to $2.56 billion, revenue from parts and accessories decreased 6.2 percent to $440.7 million and revenue from general merchandise increased 2.5 percent to $143.9 million compared to the first six months of 2014. Gross margin through six months was 39.1 percent, and operating margin was 23.0 percent compared to 38.6 percent and 24.1 percent respectively in the year-ago period.
Financial Services Segment Results
Operating income from financial services was $81.9 million in the second quarter of 2015, a 10.0 percent increase compared to operating income of $74.4 million in last year’s second quarter. Second-quarter financial services results reflect higher net interest income. Through six months, operating income from financial services was $146.6 million compared to operating income of $137.6 million through six months of 2014. The company previously indicated it expected operating income from financial services to be down modestly in 2015, but now expects operating income to be up modestly compared to the prior year.

Guidance
Harley-Davidson continues to expect to ship 276,000 to 281,000 motorcycles to dealers and distributors worldwide in 2015, an approximate 2 percent to 4 percent increase from 2014. In the third quarter, the company expects to ship 54,000 to 59,000 motorcycles compared to 50,670 motorcycles shipped in the year-ago period. The company continues to expect full-year 2015 operating margin of approximately 18 percent to 19 percent for the motorcycles segment. The company also continues to expect 2015 capital expenditures for Harley-Davidson, Inc. of $240 million to $260 million.

As previously announced, the company anticipates closing on its transaction with its Canadian distributor on or about August 4, 2015, at which time the company will obtain the exclusive right to distribute the company’s products in Canada. The above guidance does not include the impact of the anticipated transaction, but as previously indicated, the company expects the financial impact of the pending transition to be dilutive to 2015 earnings per share by approximately $0.04, due to upfront transition costs.

Income Tax Rate
Through six months, the company’s effective income tax rate was 34.9 percent compared to 35.3 percent in the year-ago period. The company continues to expect its full-year 2015 effective tax rate to be approximately 35.5 percent.

Cash Flow
Cash and marketable securities totaled $1.30 billion at the end of the second quarter compared to $1.06 billion at the end of last year’s second quarter. During the first six months of 2015, Harley-Davidson generated cash from operating activities of $613.9 million compared to $570.6 million in the year-ago period. On a discretionary basis, the company repurchased 2.8 million shares of Harley-Davidson, Inc. common stock during the second quarter of 2015 at a cost of $164.8 million. In the second quarter of 2015, there were approximately 208.6 million weighted-average diluted common shares outstanding, compared to approximately 219.2 million shares in the year-ago quarter.

On June 17, 2015, the company disclosed that its Board of Directors authorized the company to repurchase up to an additional 15.0 million shares of its common stock with no dollar limit. This repurchase authorization is in addition to the share repurchases that the Board authorized in February 2014, pursuant to which the company was authorized to repurchase up to 20.0 million shares of its common stock with no dollar limit. The company also disclosed it intends to incur long-term debt in the third quarter of 2015 in the amount of $750 million and to use the proceeds to repurchase common stock through the remainder of 2015. These repurchases will be in addition to already planned repurchases, which were expected to be in line with repurchases made in the second half of 2014.  The company expects the combined effects of the additional indebtedness and share repurchases to be slightly accretive to earnings per share in 2015, with the full effect on earnings per share beginning in 2016.

At the end of the second quarter of 2015, 31.0 million shares remained on board-approved share-repurchase authorizations.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss second-quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under "Events and Presentations." The audio portion of today's call will also be posted beginning approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (v) continue to develop the capabilities of its distributors and dealers and manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (vi) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations; (vii) effect repurchases of its common stock at share prices that are within its expectations; (viii) consummate the Canadian distributor transaction and complete the transition to the new direct distribution model in Canada on the timing, for the costs, and at the foreign currency exchange rates that are within its expectations; (ix) prevent a cybersecurity breach involving digital consumer, employee or dealer personal data; (x) manage the impact that prices for used motorcycles may have on retail sales of new motorcycles; (xi) manage risks that arise through expanding international manufacturing, operations and sales, (xii) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles,  (xiii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xiv) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xv) detect any issues with our motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xvi) develop and introduce products, services and experiences that are successful in the marketplace, (xvii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xviii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, (xix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (xx) execute its flexible production strategy,  (xxi) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xxii) adjust to healthcare inflation and reform, pension reform and tax changes, (xxiii) retain and attract talented employees, (xxiv) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, and (xxv) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Kristen Cunningham, +1-414-343-4251, or Financial, Amy Giuffre, +1-414-343-8002

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Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Motorcycles & Related Products revenue	$1,650,783	$1,834,285	$3,161,353	$3,405,973
Gross profit	647,214	724,139	1,237,489	1,316,270
Selling, administrative and engineering expense	266,611	250,883	511,432	495,322
Operating income from Motorcycles & Related Products	380,603	473,256	726,057	820,948

Financial Services revenue	173,609	166,414	335,984	320,774
Financial Services expense	91,696	91,975	189,407	183,145
Operating income from Financial Services	81,913	74,439	146,577	137,629

Operating income	462,516	547,695	872,634	958,577
Investment income	1,450	1,772	2,772	3,431
Interest expense	9	393	18	4,070
Income before income taxes	463,957	549,074	875,388	957,938
Provision for income taxes	164,147	194,921	305,724	337,868
Net income	$299,810	$354,153	$569,664	$620,070

Earnings per common share:
Basic	$1.44	$1.63	$2.72	$2.84
Diluted	$1.44	$1.62	$2.71	$2.82

Weighted-average common shares:
Basic	207,650	217,762	209,115	218,367
Diluted	208,590	219,161	210,165	219,820

Cash dividends per common share	$0.310	$0.275	$0.620	$0.550

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 28, 2015	December 31, 2014	June 29, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,247,579	$906,680	$999,346
Marketable securities	52,516	57,325	57,814
Accounts receivable, net	277,569	247,621	289,940
Finance receivable, net	2,331,723	1,916,635	2,281,512
Inventories	395,044	448,871	371,597
Restricted cash	136,760	98,627	154,681
Other current assets	255,199	272,336	218,808
Total current assets	4,696,390	3,948,095	4,373,698
Finance receivables, net	4,816,772	4,516,246	4,537,405
Prepaid pension costs	—	—	256,279
Other long-term assets	1,051,710	1,063,756	908,914
	$10,564,872	$9,528,097	$10,076,296
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$856,373	$646,185	$889,111
Short-term debt	114,983	731,786	619,622
Current portion of long-term debt	1,551,368	1,011,315	944,915
Total current liabilities	2,522,724	2,389,286	2,453,648
Long-term debt	4,560,349	3,761,528	3,794,396
Pension and postretirement healthcare liabilities	263,155	279,192	247,486
Other long-term liabilities	195,017	188,805	214,506

Total shareholders’ equity	3,023,627	2,909,286	3,366,260
	$10,564,872	$9,528,097	$10,076,296

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Six months ended
	June 28, 2015	June 29, 2014
Net cash provided by operating activities	$613,944	$570,592

Cash flows from investing activities:
Capital expenditures	(85,180)	(74,523)
Finance receivables, net	(406,132)	(386,391)
Net change in marketable securities	4,500	41,010
Other	5,111	145
Net cash used by investing activities	(481,701)	(419,759)

Cash flows from financing activities:
Repayments of senior unsecured notes	—	(303,000)
Proceeds from issuance of medium-term notes	595,386	—
Repayments of medium-term notes	—	(7,220)
Proceeds from securitization debt	1,195,668	847,126
Repayments of securitization debt	(454,332)	(393,655)
Net decrease in credit facilities and unsecured commercial paper	(616,586)	(48,134)
Borrowings of asset-backed commercial paper	40,209	36,800
Repayments of asset-backed commercial paper	(35,730)	(37,317)
Net change in restricted cash	(40,159)	(9,874)
Dividends	(129,745)	(120,631)
Purchase of common stock for treasury	(358,425)	(223,736)
Excess tax benefits from share-based payments	2,401	8,652
Issuance of common stock under employee stock option plans	15,664	27,907
Net cash provided by (used by) financing activities	214,351	(223,082)

Effect of exchange rate changes on cash and cash equivalents	(5,695)	4,983

Net increase (decrease) in cash and cash equivalents	$340,899	$(67,266)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	906,680	1,066,612
Net increase (decrease) in cash and cash equivalents	340,899	(67,266)
Cash and cash equivalents - end of period	$1,247,579	$999,346

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,308,837	$1,480,914	$2,563,958	$2,785,953
Parts & Accessories	256,840	271,572	440,712	469,707
General Merchandise	77,518	76,386	143,946	140,500
Other	7,588	5,413	12,737	9,813
	$1,650,783	$1,834,285	$3,161,353	$3,405,973
MOTORCYCLE SHIPMENTS:
United States	55,128	63,043	111,792	117,334
International	30,044	29,174	52,969	55,565
Total	85,172	92,217	164,761	172,899
MOTORCYCLE PRODUCT MIX:
Touring	34,563	41,095	73,360	77,273
Cruiser(1)	29,952	32,231	53,348	61,380
Sportster® / Street	20,657	18,891	38,053	34,246
Total	85,172	92,217	164,761	172,899
(1) Category previously referred to as "Custom" motorcycle units, as used in this table, include Dyna®, Softail®, V-Rod® and CVO models.

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
North America Region
United States	57,790	58,225	93,278	93,955
Canada	3,737	4,146	5,860	6,155
Total North America Region	61,527	62,371	99,138	100,110
Europe, Middle East and Africa Region (EMEA)
Europe(2)	14,150	15,726	22,279	24,121
Other	2,029	2,038	3,288	3,583
Total EMEA Region	16,179	17,764	25,567	27,704
Asia Pacific Region
Japan	2,580	2,510	4,552	5,403
Other	5,937	4,792	11,062	9,077
Total Asia Pacific Region	8,517	7,302	15,614	14,480
Latin America Region	2,708	2,781	5,273	5,339
Total Worldwide Retail Sales	88,931	90,218	145,592	147,633

Total International Retail Sales	31,141	31,993	52,314	53,678
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Six months ended
	June 30, 2015	June 30, 2014
United States(2)	187,163	173,960
Europe(3)	229,469	209,218

(1) Data includes on-road 601+cc models. On-road 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.